Exhibit 99.1

Popular, Inc. Announces Third Quarter Financial Results

  Reports net income of $229.1 million for the quarter ended September 30, 2013; Net interest margin of 4.49% in Q3 2013, vs. 4.46% in Q2 2013
    Sale of EVERTEC shares in connection with their secondary public offering, resulted in an after-tax gain of $167.8 million for Popular
    Adjusted net income of $61.3 million, excluding the effect of the EVERTEC secondary public offering
  Continued progress in credit quality (excluding covered loans):
    Non-performing assets declined by $28.3 million, or 3.6%, quarter over quarter;
    Inflows of non-performing loans held-in-portfolio, excluding consumer loans, for Q3 2013 declined by $24.1 million, or 12.9%, from Q2 2013, down 83% from peak in Q2 2009;
    Net charge-offs decreased by $21.3 million, or 26.9%, from Q2 2013; NCO ratio decreased to 1.08% from 1.47% in Q2 2013, lowest level since Q3 2007.
  Common Equity Tier 1 ratio of 14.2% and Tangible Book Value per Share of $35.32 at September 30, 2013; capital exceeds well-capitalized threshold by $2.1 billion

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 23, 2013--Popular, Inc. (the “Corporation” or “Popular”) (NASDAQ:BPOP) reported net income of $229.1 million for the quarter ended September 30, 2013, compared to net income of $327.5 million for the quarter ended June 30, 2013.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, said: “We continue to generate strong revenues from our core businesses with a net interest margin and capital levels above peer averages. Credit metrics continue to improve, reaching new lows despite the sluggish environment on the island. As a result of our strong capital position, improved asset quality and solid financial performance, I am pleased to mention that we have filed an application to repay TARP. While we are hopeful our application will be approved, we cannot speculate on the timing or the conditionality, if any, of an approval.”

Earnings Highlights
(Unaudited)
	Quarters ended			Nine months ended
(Dollars in thousands, except per share information)	30-Sep-13	30-Jun-13	30-Sep-12	30-Sep-13	30-Sep-12
Net interest income	$ 354,206	$ 355,719	$ 344,439	$ 1,056,238	$ 1,025,216
Provision for loan losses – non-covered loans	55,230	223,908	83,589	485,438	247,846
Provision for loan losses – covered loans [1]	17,433	25,500	22,619	60,489	78,284
Net interest income after provision for loan losses	281,543	106,311	238,231	510,311	699,086
FDIC loss share expense	(14,866)	(3,755)	(6,707)	(44,887)	(19,387)
Other non-interest income [2]	306,825	297,118	138,081	664,266	400,119
Operating expenses [2]	326,599	309,586	307,033	969,883	964,800
Income before income tax	246,903	90,088	62,572	159,807	115,018
Income tax expense (benefit)	17,768	(237,380)	15,384	(276,489)	(46,317)
Net income	$ 229,135	$ 327,468	$ 47,188	$ 436,296	$ 161,335
Net income applicable to common stock	$ 228,204	$ 326,537	$ 46,257	$ 433,504	$ 158,543
Net income per common share - basic	$ 2.22	$ 3.18	$ 0.45	$ 4.22	$ 1.55
Net income per common share - diluted	$ 2.22	$ 3.17	$ 0.45	$ 4.21	$ 1.55

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.
[2] During the second quarter of 2013, the Corporation discontinued the elimination of its proportionate ownership share of intercompany transactions with EVERTEC from their respective revenue and expense categories to reflect them as an equity pick-up adjustment in Other Operating Income. This results in a gross up of operating expenses with a corresponding increase in other operating income. The results of operations for all periods presented have been adjusted to reflect this change.

Recent significant events

  On September 18, 2013, EVERTEC, Inc. (“EVERTEC”) completed a secondary public offering (“SPO”) of 20.0 million shares of common stock to the public at $22.50 per share. Apollo Global Management LLC (“Apollo”) sold 10,808,759 shares and Popular sold 9,057,000 shares of EVERTEC, retaining respective stakes after the sale of 14.9% and 21.3%.

As a result of this transaction, Popular recognized an after-tax gain of approximately $167.8 million during the third quarter of 2013 and received proceeds of approximately $197 million. As of September 30, 2013, Popular’s investment in EVERTEC had a remaining book value of $42.4 million.

The following tables reflect the results of operations for the third and second quarters of 2013, with adjustments to exclude the impact of certain significant events. Adjustments for the third quarter of 2013 include the effect of the gain related to EVERTEC’s SPO. Adjustments for the second quarter of 2013 include: 1) the effect of the bulk sales of NPLs during the second quarter 2) the effect of the gain recorded related to EVERTEC’s IPO during the second quarter, 3) the impact of the Puerto Rico Tax Reform enacted during the second quarter which resulted in an additional expense for gross receipts tax and a net benefit from the increase in the deferred tax asset, offset by an increase in the current tax expense, as the corporate tax rate was changed from 30% to 39% and 4) the adjustment in the tax rate on distributions from EVERTEC from 15% to 4% and an adjustment to the deferred tax liability related to the covered loan portfolio.

	Quarter ended
(Unaudited)	30-Sep-13
(In thousands)	Actual Results (US GAAP)	Impact of EVERTEC's SPO	Adjusted Results (Non-GAAP)
Net interest income	$354,206	$-	$354,206
Provision for loan losses – non-covered loans	55,230	-	55,230
Provision for loan losses – covered loans [1]	17,433	-	17,433
Net interest income after provision for loan losses	281,543	-	281,543
Service charges on deposit accounts and other service fees	101,680	-	101,680
Mortgage banking activities	18,896	-	18,896
Net gain (loss) and valuation adjustments on investment securities	-	-	-
Trading account loss	(6,607)	-	(6,607)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	3,454	-	3,454
Adjustments (expense) to indemnity reserves on loans sold	(2,387)	-	(2,387)
FDIC loss share expense	(14,866)	-	(14,866)
Other non-interest income	191,789	175,867	15,922
Total non-interest income	291,959	175,867	116,092
Other taxes	17,749	-	17,749
Professional fees	72,039	250	71,789
OREO expense	17,175	-	17,175
Other operating expenses	219,636	-	219,636
Total operating expenses	326,599	250	326,349
Income before income tax	246,903	175,617	71,286
Income tax expense	17,768	7,789	9,979
Net income	$229,135	$167,828	$61,307
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

	Quarter ended
(Unaudited)	30-Jun-13
(In thousands)	Actual Results (US GAAP)	Impact of Sale of NPLs	Impact of EVERTEC's IPO	Income Tax Adjustment [2] [3]	Adjusted Results (Non-GAAP)
Net interest income	$355,719	$-	$1,502	$-	$354,217
Provision for loan losses – non-covered loans	223,908	169,248	-	-	54,660
Provision for loan losses – covered loans [1]	25,500	-	-	-	25,500
Net interest income after provision for loan losses	106,311	(169,248)	1,502	-	274,057
Service charges on deposit accounts and other service fees	102,819	-	-	-	102,819
Mortgage banking activities	18,085	-	-	-	18,085
Net gain and valuation adjustments on investment securities	5,856	-	5,856	-	-
Trading account loss	(4,345)	-	-	-	(4,345)
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	4,733	(3,865)	-	-	8,598
Adjustments (expense) to indemnity reserves on loans sold	(11,632)	(3,047)	-	-	(8,585)
FDIC loss share expense	(3,755)	-	-	-	(3,755)
Other non-interest income	181,602	-	162,091	-	19,511
Total non-interest income	293,363	(6,912)	167,947	-	132,328
Other taxes	15,288	-	-	1,656	13,632
Professional fees	69,964	-	856	-	69,108
OREO expense	5,762	-	-	-	5,762
Other operating expenses	218,572	-	-	-	218,572
Total operating expenses	309,586	-	856	1,656	307,074
Income (loss) before income tax	90,088	(176,160)	168,593	(1,656)	99,311
Income tax (benefit) expense	(237,380)	(68,987)	11,988	(211,588)	31,207
Net income (loss)	$327,468	$(107,173)	$156,605	$209,932	$68,104
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.
[2] Represents the impact of the gross receipt tax corresponding to the first quarter 2013, recorded during the second quarter after enactment.
[3] Represents the net benefit of $215.6 million for the increase on the net deferred tax asset from the change of the corporate tax rate from 30% to 39%, $7.9 million resulting from the adjustment in tax rate for distributions from EVERTEC from 15% to 4%, offset by an adjustment of $11.9 million on the deferred tax liability related to the covered loans portfolio.

	Quarters ended
(Unaudited)	Adjusted Results Non-GAAP
(In thousands)	30-Sep-13	30-Jun-13	Variance
Net interest income	$354,206	$354,217	$(11)
Provision for loan losses – non-covered loans	55,230	54,660	570
Provision for loan losses – covered loans [1]	17,433	25,500	(8,067)
Net interest income after provision for loan losses	281,543	274,057	7,486
Service charges on deposit accounts and other service fees	101,680	102,819	(1,139)
Mortgage banking activities	18,896	18,085	811
Net gain and valuation adjustments on investment securities	-	-	-
Trading account loss	(6,607)	(4,345)	(2,262)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	3,454	8,598	(5,144)
Adjustments (expense) to indemnity reserves on loans sold	(2,387)	(8,585)	6,198
FDIC loss share expense	(14,866)	(3,755)	(11,111)
Other non-interest income	15,922	19,511	(3,589)
Total non-interest income	116,092	132,328	(16,236)
Other taxes	17,749	13,632	4,117
Professional fees	71,789	69,108	2,681
OREO expense	17,175	5,762	11,413
Other operating expenses	219,636	218,572	1,064
Total operating expenses	326,349	307,074	19,275
Income before income tax	71,286	99,311	(28,025)
Income tax expense	9,979	31,207	(21,228)
Net income	$61,307	$68,104	$(6,797)
[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

Net interest income

Net interest margin for the third quarter of 2013 increased three basis points to 4.49% when compared with the second quarter of 2013. Net interest income for the quarter was $354.2 million, decreasing slightly by $1.5 million from the previous quarter. During the third quarter the Corporation reversed interest income of approximately $5.9 million related to a portion of a portfolio of reverse mortgages at BPPR for which interest had been accrued in excess of the amount insured by FHA. Excluding the impact of this adjustment, the net interest margin would have been 4.56%. The main drivers of the increase in the adjusted net interest margin are:

  An increase in the interest income from commercial loans of $3.2 million, or four basis points, due to higher yields mainly driven by the partial prepayment of one large commercial relationship at BPNA, as well as higher volume of originations at higher yields during the quarter at BPPR.
  Interest from covered loans increased by $1.5 million, or fifty three basis points, due to an increase in yield to 9.13% upon Q3 recasting mainly as a result of higher expected cash flows which are reflected in the accretable yield and recognized over the life of the loans, partially offset by lower levels as the portfolio continues to run-off.
  Interest expense on deposits decreased by $4.0 million, or seven basis points, due mainly to the lower cost of certificates of deposits and money market accounts and lower levels of brokered and non-brokered certificates of deposits.

These positive variances were partially offset by:

  A decrease of $2.7 million, or twelve basis points, on money market, trading and investment securities due to lower average volumes and reinvestments in a lower interest rate scenario.
  A decrease of $3.6 million in mortgage interest income, excluding the reversal of $5.9 million related to reverse mortgages, due to lower origination and purchase activity in the quarter at BPPR.
  BPPR’s net interest margin remained flat from the previous quarter at 5.26%. Net interest income amounted to $309.9 million for the quarter ended September 30, 2013, compared with $314.7 million for the previous quarter. Excluding the reversal of $5.9 million of interest from reverse mortgages, the net interest margin would have been 5.36%, or ten basis points higher than the previous quarter driven by the impact of the sale of non-performing assets during the second quarter. The net interest income, excluding the adjustment mentioned above, would have been $315.8 million, remaining relatively flat to the previous quarter. BPPR reflected lower income from investment securities due to reinvestments at lower interest rates and lower volumes, lower income from mortgage loans mostly due to lower volumes, offset by higher income from commercial loans and from covered loans and lower cost of deposits.
  BPNA earned $73.2 million in net interest income for the quarter ended September 30, 2013, compared with $67.8 million in the previous quarter. The increase in the net interest margin of twenty three basis points to 3.66% was mainly related to higher income from commercial loans due to the partial prepayment of one large relationship and collections from loans in non-accrual status, higher levels of mortgage loans and lower cost of interest bearing deposits.

Non-interest income

Non-interest income decreased by $1.4 million compared with the second quarter of 2013. Excluding the impact of the previously outlined significant events, non-interest income decreased by $16.2 million compared with the second quarter of 2013, driven primarily by the following items:

  An increase of $11.1 million in FDIC loss-share expense mainly due to lower mirror accounting on credit impairment losses, higher recoveries on covered assets, including rental income, on OREOs of $5.6 million, 80% of which are reimbursed to the FDIC and the impact of fair value adjustments in the true-up payment obligation, offset by higher mirror accounting on reimbursable expenses. See additional details about covered portfolio and FDIC indemnity asset in Table O.
  Higher trading account loss by $2.3 million mainly at BPPR segment due to higher losses on Puerto Rico government obligations and closed-end funds by $6.4 million, offset by the net impact of activities on the trading mortgage backed securities portfolio.
  Lower net gain on sale of loans, including valuation adjustments on loans held-for-sale, of $5.1 million is mostly due to lower gains on sale of loans at BPPR and BPNA segments, related to workout activity and sales of non-performing loans.
  Lower other operating income of $3.6 million is mainly due to lower net earnings on the portfolio of investments under the equity method and lower fees related to a consulting agreement with EVERTEC which was terminated during the second quarter.

These decreases were partially offset by:

  Lower adjustments (expenses) to indemnity reserves on loans sold by $6.2 million mainly due to reserves release at BPNA and BPPR segments resulting from the portfolio amortization and revisions to the loss assumptions in the reserve models.

Refer to table B for further details.

Financial Impact of FDIC-Assisted Transaction

(Unaudited)	Quarters ended
(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12

Income Statement
Interest income on covered loans	$71,631	$70,136	$70,584
Total FDIC loss share (expense) income	(14,866)	(3,755)	(6,707)
Other non-interest income	109	242	310
Provision for loan losses	17,433	25,500	22,619
Total revenues less provision for loan losses	$39,441	$41,123	$41,568

Balance Sheet
Loans covered under loss-sharing agreements with FDIC	$3,076,009	$3,199,998	$3,903,867
FDIC loss share asset	1,324,711	1,379,342	1,559,057
FDIC true-up payment obligation	124,092	118,770	103,189

See additional details on accounting for FDIC-Assisted transaction in Table O.

Operating expenses

Operating expenses increased by $17.0 million when compared with the second quarter of 2013. Excluding the impact of the significant events previously outlined, operating expenses increased by $19.3 million versus the second quarter of 2013, driven primarily by:

  Higher personnel cost by $2.2 million mostly at BPPR due to higher salaries, health and life insurance expenses and lower deferred salaries due to lower mortgage loan origination volumes at BPPR.
  Higher other taxes by $4.1 million principally as a result of the gross receipts tax enacted earlier in the year in Puerto Rico, imposed as one percent of gross revenues, as defined, with a corresponding income tax credit of one half percent. During the third quarter the Corporation reclassified the year to date income tax credit from the operating expenses line to income taxes.
  Higher professional services by $2.7 million due to legal fees at BPPR and higher consulting service fees at the Corporate segment related to regulatory compliance matters.
  Higher loss on early extinguishment of debt of $3.4 million as a result of an early cancellation of $233.2 million in senior notes during the third quarter.
  Higher other real estate owned (OREO) expenses by $11.4 million due mainly to higher fair value adjustments of $8.5 million related to commercial and construction OREO, consisting primarily of covered assets which are subject to 80% reimbursement from the FDIC, and lower net gains on sale of mortgage properties at BPPR.

These increases were partially offset by:

  A decrease in FDIC deposit insurance expenses by $3.4 million, driven by the reduced volume of higher risk assets as a result of the sale of non-performing loans during the second quarter.

Non-personnel credit-related costs, which include collections, appraisals, credit related fees, and OREO expenses, amounted to $25.2 million for the third quarter of 2013, compared with $14.6 million for the second quarter of 2013. The increase was principally due to the increase in covered OREO expenses mentioned above, partially offset by a decrease in appraisals and collection costs by $0.8 million.

Full-time equivalent employees (“FTEs”) were 8,094 as of September 30, 2013, compared with 8,117 as of June 30, 2013, and 8,074 as of September 30, 2012. The decrease of 23 FTEs from the second quarter of 2013 is mainly related to the operations of Tranred Venezuela which were sold during this quarter.

For a breakdown of operating expenses by category refer to table B.

Income taxes

Excluding the effect of the sale of EVERTEC shares discussed above, the income tax expense amounted to approximately $10.0 million compared to $31.2 million for the second quarter. During the third quarter, the Corporation recorded a favorable adjustment of approximately $7.7 million in connection with filing its tax returns for the year 2012 during the quarter, mainly related to the distributions received from EVERTEC. The Corporation reclassified $3.3 million of income tax credit related to the gross receipt tax enacted earlier in the year from the operating expenses line to income taxes. Also, the Corporation reversed approximately $7.7 million for uncertain tax positions due to the expiration of the statute of limitations in the Puerto Rico operations. Excluding these adjustments, the income tax expense would have been $28.7 million, for an effective tax rate of approximately 40%.

Credit Quality

The following table presents non-performing assets information:

Non-Performing Assets
(Unaudited)
(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12
Total non-performing loans held-in-portfolio, excluding covered loans	$617,573	$613,867	$1,550,500
Non-performing loans held-for-sale	2,099	10,697	108,886
Other real estate owned (“OREO”), excluding covered OREO	135,502	158,920	252,024
Total non-performing assets, excluding covered assets	755,174	783,484	1,911,410
Covered loans and OREO	188,353	208,993	208,235
Total non-performing assets	$943,527	$992,477	$2,119,645
Net charge-offs for the quarter (excluding covered loans)[1]	$57,892	$79,145	$95,791
[1] Excludes write-downs of $199,502 of loans sold during the quarter ended June 30, 2013.

Ratios (excluding covered loans):
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.88%	2.85%	7.47%
Allowance for loan losses to loans held-in-portfolio	2.46	2.46	3.07
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	85.19	86.14	41.04

Provision for Loan Losses

(Unaudited)	Quarters ended
(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12
Provision (reversal) for loan losses - non-covered loans:
BPPR	$50,475	$230,464	$69,738
BPNA	4,755	(6,556)	13,851
Total provision for loan losses - non-covered loans	55,230	223,908	83,589
Provision for loan losses - covered loans	17,433	25,500	22,619
Total provision for loan losses	$72,663	$249,408	$106,208

While continuing to operate in a challenging economic environment, overall asset quality continued to improve during the third quarter of 2013, as non-performing assets and net charge-offs were at their lowest in over five years. This steady progress is reflective of the Corporation’s efforts to reduce its high risk assets and improve the risk profile of its portfolios. The following presents credit quality performance for the third quarter of 2013 for the Corporation’s non-covered portfolio.

  Non-performing assets decreased by $28.3 million, or 3.6%, from the second quarter of 2013, primarily driven by OREO reductions of $23.4 million, or 14.7%, mainly in the BPPR segment, reflective of continued disposition of properties.
  Non-performing loans held-in-portfolio increased slightly by $3.7 million from the previous quarter, mainly due to mortgage loans at BPPR due to the lower starting balance of the mortgage NPLs resulting from the bulk sale completed in the second quarter leading to reduced levels of outflows, partly offset by improvements in all BPNA segment portfolios and in the construction portfolio of the BPPR segment. NPLs have decreased 74% from its peak in the third quarter of 2010, primarily driven by NPA sales, distressed assets resolution, and lower inflows to NPLs.
  Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $24.1 million, or 12.9%, from the previous quarter, principally led by improvements in the commercial and residential mortgage NPL inflows in the BPPR segment. NPL inflows are down 83% from $943 million peak in the second quarter of 2009.
  Net charge-offs for the third quarter amounted to $57.9 million, or 1.08% on an annualized basis, of average non-covered loans held-in portfolio, compared to $79.1 million, or 1.47% of average loans held-in-portfolio in the second quarter 2013, the lowest level since the third quarter of 2007, mainly driven by the commercial portfolios in both, BPPR and BPNA segments. Refer to Table J for further information on net charge-offs and related ratios.
  The allowance for loan losses decreased by $2.7 million from the second quarter of 2013, mainly driven by overall improvements in the BPNA segment. The general and specific reserves related to non-covered loans totaled $418.0 million and $108.1 million, respectively, at quarter-end, compared with $422.7 million and $106.1 million, respectively, as of June 30, 2013. The ratio of the allowance for loan losses to loans held-in-portfolio stood at 2.46% in the third quarter of 2013, unchanged from the previous quarter.
  The ratio of allowance for loan losses to non-performing loans held-in-portfolio remained stable at 85.2% from the previous quarter.
  The provision for loan losses for the third quarter of 2013 amounted to $55.2 million, decreasing by $168.7 million versus the previous quarter. The second quarter included an incremental provision of $169.2 million related to the sale of non-performing residential mortgage loans. Excluding the impact of the sale, the provision for the third quarter remained relatively flat from the second quarter.

BPPR Segment

  Total NPLs held-in-portfolio increased by $21.8 million, or 5.2%, from the second quarter of 2013, largely driven by higher residential mortgage NPLs of $33.1 million, in part offset by a decrease of $16.0 million in construction NPLs. Although mortgage NPL inflows have decreased, the net increase from the previous quarter stems from the lower starting balance of the mortgage NPLs resulting from the bulk sale completed in the second quarter leading to reduced levels of outflows. Mortgage NPLs had fallen to their lowest levels in the credit cycle as a result of the bulk sale. Construction NPLs decrease is due to the resolution of a significant borrower.
  Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $22.3 million, or 14.1%, from the second quarter of 2013, reflecting improvements in the commercial and mortgage inflows of $19.5 million and $4.8 million, respectively.
  Net charge-offs decreased by $16.7 million, or 27.2%, from the second quarter of 2013 driven by improvements in commercial net charge-offs of $13.8 million. The ratio of net charge-offs to average loans held-in-portfolio fell to 1.15% on an annualized basis, from 1.55% in the previous quarter.
  The allowance for loan losses increased by $5.8 million from the second quarter of 2013. The increase in the ALLL was mostly influenced by environmental factors in the allowance methodology considering economic conditions in Puerto Rico, despite improvements in the portfolio’s credit quality trends. The allowance for loan losses as a percentage of loans held-in-portfolio increased to 2.55% from 2.51% in the second quarter of 2013.
  The ratio of allowance for loan losses to non-performing loans held-in-portfolio remained relatively stable at 90.5%, compared to 93.8% in the previous quarter.
  The provision for loan losses for the third quarter of 2013 amounted to $50.5 million, decreasing by $180.0 million from the previous quarter. Excluding the impact of the sale, the provision for the third quarter decreased by $10.8 million, mainly due to lower commercial loan net charge-offs.

BPNA Segment

  Total non-performing loans held-in-portfolio decreased by $18.1 million, or 9.3%, from the second quarter of 2013, reflecting improved credit performance and loan resolutions. Total inflows of non-performing loans held-in-portfolio, excluding consumer loans, decreased slightly by $1.8 million, or 6.3%, from the second quarter of 2013.
  Net charge-offs decreased by $4.5 million, or 25.5%, from the second quarter of 2013. The ratio of net charge-offs to average loans held-in-portfolio was 0.91% on an annualized basis, compared to 1.24% in the previous quarter.
  The allowance for loan losses as a percentage of loans held-in-portfolio decreased to 2.20% from 2.32% in the second quarter of 2013. The decline in the allowance for loan losses reflects the sustained improvement in the overall quality of the loan portfolios.
  The provision for loan losses in the third quarter of 2013 increased by $11.3 million due to the negative provision of $6.6 million in the previous quarter. The provision for the second quarter of 2013 was impacted by a reserve release associated with the enhancements to the allowance for loan losses methodology.

Financial Condition Highlights

(Unaudited)
(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12
Total loans held-in-portfolio (net)	$23,860,264	$24,086,438	$23,896,548
Total assets	36,052,116	36,684,594	36,503,366
Deposits	26,395,054	26,759,428	26,319,499
Borrowings	4,164,104	4,694,671	5,017,141
Total liabilities	31,658,231	32,489,558	32,434,382
Stockholders’ equity	4,393,885	4,195,036	4,068,984

Total assets decreased by approximately $632.5 million from June 30, 2013 driven by:

  A $94.5 million decrease in non-covered loans held-in-portfolio mainly due to the early repayment of one large commercial relationship for approximately $74.3 million coupled with a decrease in mortgage loan purchase and origination activity in BPPR.
  Non-covered loans held-for sale decreased by $66.3 million due mainly to decreased originations of mortgage loans for sale in the secondary market in BPPR.
  The covered loan portfolio balance decreased by approximately $124.0 million due to the continuation of loan resolutions and the normal portfolio run-off.
  Other assets decreased by $131.9 million due mainly to $74.6 million in accounts receivable for unsettled trade transactions.

Total liabilities decreased by $831.3 million from June 30, 2013, driven by:

  A decrease of $364.4 million in deposits, primarily due to demand deposits, brokered and non-brokered certificates of deposits, offset by an increase in savings accounts. Refer to Table G for details of deposit accounts.
  A decrease in notes payable and other short-term borrowings of $651.1 million, mainly due to a decrease in advances from the Federal Home Loan Bank of NY and a prepayment of $233.2 million in senior notes.

These decreases were partially offset by:

  An increase in repurchase agreements of $120.5 million, part of the Corporation’s normal funding activities.
  An increase of $63.6 million in other liabilities mainly due to unsettled purchases of trading securities.

Stockholders’ equity increased by $198.8 million from June 30, 2013, mainly as a result of the net income for the quarter of $229.1 million, offset by a change of $29.5 million from net unrealized gains to net unrealized losses on investment securities available-for-sale. Refer to Table A for capital ratios.

Refer to Table C for the Statements of Financial Condition.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; (v) the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our businesses, business practices and cost of operations; (vi) regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions; (vii) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (viii) the performance of the stock and bond markets; (ix) competition in the financial services industry; (x) additional Federal Deposit Insurance Corporation assessments; and (xi) possible legislative, tax or regulatory changes. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise, doing business as Popular Community Bank, providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular will hold a conference call to discuss the financial results today Wednesday, October 23, 2013 at 10:00 a.m. Eastern time. The call will be broadcast live over the Internet and can be accessed through the investor relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through a dial-in telephone number 877-515-3183 or 857-244-7326. The conference code is 27118445.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available from 12:00 p.m. on Wednesday, October 23, 2013 to 11:59 p.m. on Wednesday, October 30, 2013, at 888-286-8010 or 617-801-6888. The replay passcode is 60477997.

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table O - Financial Information - Westernbank Covered Loans

POPULAR, INC.
Financial Supplement to Third Quarter 2013 Earnings Release
Table A - Selected Ratios and Other Information
(Unaudited)

	Quarters ended			Nine months ended
	30-Sep-13	30-Jun-13	30-Sep-12	30-Sep-13	30-Sep-12
Net income per common share:
Basic	$2.22	$3.18	$0.45	$4.22	$1.55
Diluted	$2.22	$3.17	$0.45	$4.21	$1.55
Average common shares outstanding	102,714,262	102,620,295	102,451,410	102,666,570	102,363,099
Average common shares outstanding - assuming dilution	103,017,443	102,917,347	102,484,960	103,014,674	102,545,474
Common shares outstanding at end of period	103,327,146	103,276,131	103,097,143	103,327,146	103,097,143

Market value per common share	$26.25	$30.37	$17.45	$26.25	$17.45

Market capitalization - (In millions)	$2,712	$3,136	$1,799	$2,712	$1,799

Return on average assets	2.51%	3.60%	0.52%	1.60%	0.59%

Return on average common equity	21.64%	32.77%	4.81%	14.38%	5.63%

Net interest margin [2]	4.49%	4.46%	4.38%	4.45%	4.33%

Common equity per share	$42.04	$40.13	$38.98	$42.04	$38.98

Tangible common book value per common share (non-GAAP) [1]	$35.32	$33.38	$32.15	$35.32	$32.15

Tangible common equity to tangible assets (non-GAAP) [1]	10.32%	9.58%	9.26%	10.32%	9.26%

Tier 1 risk-based capital [3]	18.54%	17.30%	16.81%	18.54%	16.81%

Total risk-based capital [3]	19.82%	18.58%	18.09%	19.82%	18.09%

Tier 1 leverage [3]	12.26%	11.46%	11.40%	12.26%	11.40%

Tier 1 common equity to risk-weighted assets (non-GAAP) [1] [3]	14.20%	13.04%	12.72%	14.20%	12.72%
[1] Refer to Table N for Non-GAAP reconciliations.
[2] Not on a taxable equivalent basis.
[3] Capital ratios for the current quarter are estimated.

POPULAR, INC.
Financial Supplement to Third Quarter 2013 Earnings Release
Table B - Consolidated Statement of Operations
(Unaudited)
	Quarters ended		Variance	Quarter ended	Variance	Nine months ended
(In thousands, except per share information)	30-Sep-13	30-Jun-13	Q3 2013 vs.Q2 2013	30-Sep-12	Q3 2013 vs.Q3 2012	30-Sep-13	30-Sep-12
Interest income:
Loans	$392,195	$394,925	$(2,730)	$387,949	$4,246	$1,173,046	$1,166,393
Money market investments	848	829	19	862	(14)	2,632	2,774
Investment securities	33,561	36,106	(2,545)	40,412	(6,851)	107,490	130,212
Trading account securities	5,242	5,456	(214)	5,815	(573)	16,212	17,669
Total interest income	431,846	437,316	(5,470)	435,038	(3,192)	1,299,380	1,317,048
Interest expense:
Deposits	31,848	35,764	(3,916)	43,022	(11,174)	105,968	143,297
Short-term borrowings	9,564	9,767	(203)	9,876	(312)	29,113	36,503
Long-term debt	36,228	36,066	162	37,701	(1,473)	108,061	112,032
Total interest expense	77,640	81,597	(3,957)	90,599	(12,959)	243,142	291,832
Net interest income	354,206	355,719	(1,513)	344,439	9,767	1,056,238	1,025,216
Provision for loan losses - non-covered loans	55,230	223,908	(168,678)	83,589	(28,359)	485,438	247,846
Provision for loan losses - covered loans	17,433	25,500	(8,067)	22,619	(5,186)	60,489	78,284
Net interest income after provision for loan losses	281,543	106,311	175,232	238,231	43,312	510,311	699,086
Service charges on deposit accounts	43,096	43,937	(841)	45,858	(2,762)	130,755	138,577
Other service fees	58,584	58,882	(298)	57,954	630	173,559	172,582
Mortgage banking activities	18,896	18,085	811	21,847	(2,951)	57,281	60,418
Net gain (loss) and valuation adjustments on investment securities	-	5,856	(5,856)	64	(64)	5,856	(285)
Trading account (loss) profit	(6,607)	(4,345)	(2,262)	5,443	(12,050)	(11,936)	6,040
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	3,454	4,733	(1,279)	(1,205)	4,659	(54,532)	(30,459)
Adjustments (expense) to indemnity reserves on loans sold	(2,387)	(11,632)	9,245	(8,717)	6,330	(30,162)	(17,990)
FDIC loss share (expense) income	(14,866)	(3,755)	(11,111)	(6,707)	(8,159)	(44,887)	(19,387)
Other operating income	191,789	181,602	10,187	16,837	174,952	393,445	71,236
Total non-interest income	291,959	293,363	(1,404)	131,374	160,585	619,379	380,732
Operating expenses:
Personnel costs
Salaries	76,735	74,392	2,343	74,339	2,396	224,472	227,119
Commissions, incentives and other bonuses	14,457	15,540	(1,083)	12,800	1,657	45,472	39,885
Pension, postretirement and medical insurance	14,724	14,748	(24)	15,984	(1,260)	44,710	50,523
Other personnel costs, including payroll taxes	10,923	9,999	924	8,427	2,496	32,853	31,850
Total personnel costs	116,839	114,679	2,160	111,550	5,289	347,507	349,377
Net occupancy expenses	24,711	24,108	603	23,615	1,096	72,292	71,143
Equipment expenses	11,768	11,843	(75)	11,447	321	35,561	33,688
Other taxes	17,749	15,288	2,461	12,666	5,083	44,623	38,178
Professional fees	72,039	69,964	2,075	70,952	1,087	212,500	206,692
Communications	6,558	6,644	(86)	6,500	58	20,034	20,276
Business promotion	14,982	15,562	(580)	14,924	58	43,461	44,754
FDIC deposit insurance	16,100	19,503	(3,403)	24,173	(8,073)	44,883	72,006
Loss on early extinguishment of debt	3,388	-	3,388	43	3,345	3,388	25,184
Other real estate owned (OREO) expenses	17,175	5,762	11,413	5,896	11,279	69,678	22,441
Credit and debit card processing, volume, interchange and other expenses	5,076	5,352	(276)	5,442	(366)	15,403	15,083
Other operating expenses	17,746	18,414	(668)	17,344	402	53,150	58,373
Amortization of intangibles	2,468	2,467	1	2,481	(13)	7,403	7,605
Total operating expenses	326,599	309,586	17,013	307,033	19,566	969,883	964,800
Income before income tax	246,903	90,088	156,815	62,572	184,331	159,807	115,018
Income tax expense (benefit)	17,768	(237,380)	255,148	15,384	2,384	(276,489)	(46,317)
Net income	$229,135	$327,468	$(98,333)	$47,188	$181,947	$436,296	$161,335
Net income applicable to common stock	$228,204	$326,537	$(98,333)	$46,257	$181,947	$433,504	$158,543
Net income per common share - basic	$2.22	$3.18	$(0.96)	$0.45	$1.77	$4.22	$1.55
Net income per common share - diluted	$2.22	$3.17	$(0.95)	$0.45	$1.77	$4.21	$1.55

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table C - Consolidated Statement of Financial Condition
(Unaudited)
				Variance
				Q3 2013 vs.
(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12	Q2 2013
Assets:
Cash and due from banks	$368,590	$388,041	$477,342	$(19,451)
Money market investments	961,788	1,071,939	925,663	(110,151)
Trading account securities, at fair value	338,848	294,082	226,918	44,766
Investment securities available-for-sale, at fair value	5,136,618	5,114,636	5,120,301	21,982
Investment securities held-to-maturity, at amortized cost	140,355	141,632	122,072	(1,277)
Other investment securities, at lower of cost or realizable value	198,864	218,582	213,389	(19,718)
Loans held-for-sale, at lower of cost or fair value	124,532	190,852	337,049	(66,320)
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	21,520,054	21,615,754	20,851,108	(95,700)
Loans covered under loss sharing agreements with the FDIC	3,076,009	3,199,998	3,903,867	(123,989)
Less: Unearned income	92,871	94,095	97,255	(1,224)
Allowance for loan losses	642,928	635,219	761,172	7,709
Total loans held-in-portfolio, net	23,860,264	24,086,438	23,896,548	(226,174)
FDIC loss share asset	1,324,711	1,379,342	1,559,057	(54,631)
Premises and equipment, net	519,623	527,014	525,733	(7,391)
Other real estate not covered under loss sharing agreements with the FDIC	135,502	158,920	252,024	(23,418)
Other real estate covered under loss sharing agreements with the FDIC	159,968	183,225	125,514	(23,257)
Accrued income receivable	122,881	143,905	133,943	(21,024)
Mortgage servicing assets, at fair value	161,445	153,444	158,367	8,001
Other assets	1,803,478	1,935,426	1,724,927	(131,948)
Goodwill	647,757	647,757	647,757	-
Other intangible assets	46,892	49,359	56,762	(2,467)
Total assets	$36,052,116	$36,684,594	$36,503,366	$(632,478)
Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$5,762,554	$5,856,066	$5,404,470	$(93,512)
Interest bearing	20,632,500	20,903,362	20,915,029	(270,862)
Total deposits	26,395,054	26,759,428	26,319,499	(364,374)
Federal funds purchased and assets sold under agreements to repurchase	1,793,208	1,672,705	1,944,564	120,503
Other short-term borrowings	826,200	1,226,200	1,206,200	(400,000)
Notes payable	1,544,696	1,795,766	1,866,377	(251,070)
Other liabilities	1,099,073	1,035,459	1,097,742	63,614
Total liabilities	31,658,231	32,489,558	32,434,382	(831,327)
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	-
Common stock	1,034	1,033	1,031	1
Surplus	4,155,244	4,153,525	4,131,681	1,719
Retained earnings	445,330	217,126	(54,183)	228,204
Treasury stock	(877)	(769)	(270)	(108)
Accumulated other comprehensive loss	(257,006)	(226,039)	(59,435)	(30,967)
Total stockholders’ equity	4,393,885	4,195,036	4,068,984	198,849
Total liabilities and stockholders’ equity	$36,052,116	$36,684,594	$36,503,366	$(632,478)

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER
(Unaudited)

	Quarter ended			Quarter ended			Quarter ended			Variance			Variance
($ amounts in millions; yields not on a taxable equivalent basis)	30-Sep-13			30-Jun-13			30-Sep-12			Q3 2013 vs. Q2 2013			Q3 2013 vs. Q3 2012
	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate	Average balance	Income/ Expense	Yield/ Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,813	$39.7	2.32%	$6,943	$42.4	2.44%	$6,625	$47.1	2.84%	($130)	($2.7)	(0.12)%	$188	($7.4)	(0.52)%

Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,107	126.0	4.95	10,022	122.8	4.91	10,024	123.7	4.91	85	3.2	0.04	83	2.3	0.04
Construction	319	4.3	5.30	316	3.6	4.62	435	3.3	3.02	3	0.7	0.68	(116)	1.0	2.28
Mortgage	6,633	81.7	4.93	7,019	91.2	5.20	5,915	80.7	5.46	(386)	(9.5)	(0.27)	718	1.0	(0.53)
Consumer	3,906	97.6	9.91	3,849	96.3	10.03	3,855	97.9	10.10	57	1.3	(0.12)	51	(0.3)	(0.19)
Lease financing	537	10.9	8.08	542	10.9	8.02	540	11.7	8.67	(5)	-	0.06	(3)	(0.8)	(0.59)
Total loans not covered under loss sharing agreements with the FDIC	21,502	320.5	5.93	21,748	324.8	5.98	20,769	317.3	6.09	(246)	(4.3)	(0.05)	733	3.2	(0.16)
Loans covered under loss sharing agreements with the FDIC	3,119	71.6	9.13	3,269	70.1	8.60	3,952	70.6	7.12	(150)	1.5	0.53	(833)	1.0	2.01
Total loans	24,621	392.1	6.33	25,017	394.9	6.33	24,721	387.9	6.25	(396)	(2.8)	-	(100)	4.2	0.08
Total interest earning assets	31,434	$431.8	5.47%	31,960	$437.3	5.48%	31,346	$435.0	5.53%	(526)	($5.5)	(0.01)%	88	($3.2)	(0.06)%
Allowance for loan losses	(632)			(673)			(757)			41			125
Other non-interest earning assets	5,372			5,215			5,396			157			(24)
Total average assets	$36,174			$36,502			$35,985			($328)			$189

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,766	$4.1	0.29%	$5,838	$5.2	0.36%	$5,709	$6.2	0.43%	($72)	($1.1)	(0.07)%	$57	($2.1)	(0.14)%
Savings	6,828	3.7	0.21	6,748	4.2	0.25	6,561	4.5	0.27	80	(0.5)	(0.04)	267	(0.8)	(0.06)
Time deposits	8,231	24.0	1.16	8,619	26.4	1.23	9,003	32.3	1.43	(388)	(2.4)	(0.07)	(772)	(8.3)	(0.27)
Total interest bearing deposits	20,825	31.8	0.61	21,205	35.8	0.68	21,273	43.0	0.80	(380)	(4.0)	(0.07)	(448)	(11.2)	(0.19)
Borrowings	4,404	45.8	4.15	4,488	45.8	4.09	4,426	47.6	4.29	(84)	-	0.06	(22)	(1.8)	(0.14)
Total interest bearing liabilities	25,229	77.6	1.23	25,693	81.6	1.27	25,699	90.6	1.41	(464)	(4.0)	(0.04)	(470)	(13.0)	(0.18)
Net interest spread			4.24%			4.21%			4.12%			0.03%			0.12%
Non-interest bearing deposits	5,741			5,749			5,319			(8)			422
Other liabilities	969			1,013			1,091			(44)			(122)
Stockholders' equity	4,235			4,047			3,876			188			359
Total average liabilities and stockholders' equity	$36,174			$36,502			$35,985			($328)			$189

Net interest income / margin non-taxable equivalent basis		$354.2	4.49%		$355.7	4.46%		$344.4	4.38%		($1.5)	0.03%		$9.8	0.11%

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE
(Unaudited)

	Nine months ended			Nine months ended
	30-Sep-13			30-Sep-12			Variance
($ amounts in millions; yields not on a taxable equivalent basis)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$6,908	$126.3	2.44%	$6,735	$150.7	2.98%	$173	($24.4)	(0.54)%
Loans not covered under loss sharing agreements with the FDIC:
Commercial	10,070	368.7	4.90	10,234	377.6	4.93	(164)	(8.9)	(0.03)
Construction	334	11.5	4.58	484	13.3	3.66	(150)	(1.8)	0.92
Mortgage	6,688	256.2	5.11	5,698	233.9	5.47	990	22.3	(0.36)
Consumer	3,870	289.6	10.01	3,719	281.6	10.11	151	8.0	(0.10)
Lease financing	541	33.1	8.16	547	35.5	8.66	(6)	(2.4)	(0.50)
Total loans not covered under loss sharing agreements with the FDIC	21,503	959.1	5.96	20,682	941.9	6.08	821	17.2	(0.12)
Loans covered under loss sharing agreements with the FDIC	3,299	214.0	8.67	4,124	224.4	7.27	(825)	(10.4)	1.40
Total loans	24,802	1,173.1	6.32	24,806	1,166.3	6.28	(4)	6.8	0.04
Total interest earning assets	31,710	$1,299.4	5.47%	31,541	$1,317.0	5.57%	169	($17.6)	(0.10)%
Allowance for loan losses	(654)			(779)			125
Other non-interest earning assets	5,289			5,490			(201)
Total average assets	$36,345			$36,252			$93

Liabilities and Stockholders' Equity:
Interest bearing deposits:
NOW and money market	$5,767	$15.2	0.35%	$5,504	$18.5	0.45%	$263	($3.3)	(0.10)%
Savings	6,765	12.2	0.24	6,543	17.0	0.35	222	(4.8)	(0.11)
Time deposits	8,559	78.6	1.23	9,680	107.8	1.49	(1,121)	(29.2)	(0.26)
Total interest bearing deposits	21,091	106.0	0.67	21,727	143.3	0.88	(636)	(37.3)	(0.21)
Borrowings	4,461	137.2	4.10	4,319	148.5	4.59	142	(11.3)	(0.49)
Total interest bearing liabilities	25,552	243.2	1.27	26,046	291.8	1.50	(494)	(48.6)	(0.23)
Net interest spread			4.20%			4.07%			0.13%
Non-interest bearing deposits	5,694			5,281			413
Other liabilities	1,018			1,113			(95)
Stockholders' equity	4,081			3,812			269
Total average liabilities and stockholders' equity	$36,345			$36,252			$93

Net interest income / margin non-taxable equivalent basis		$1,056.2	4.45%		$1,025.2	4.33%		$31.0	0.12%

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table F - Mortgage Banking Activities and Other Service Fees
(Unaudited)

Mortgage Banking Activities				Variance
	Quarters ended			Q3 2013 vs.	Q3 2013 vs.	Nine months ended		Variance
(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12	Q2 2013	Q3 2012	30-Sep-13	30-Sep-12	2013 vs. 2012
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$11,547	$11,317	$12,282	$230	$(735)	$34,110	$36,339	$(2,229)
Mortgage servicing rights fair value adjustments	3,879	(5,126)	(2,426)	9,005	6,305	(6,862)	(7,217)	355
Total mortgage servicing fees, net of fair value adjustments	15,426	6,191	9,856	9,235	5,570	27,248	29,122	(1,874)
Net gain (loss) on sale of loans, including valuation on loans	3,559	(351)	19,700	3,910	(16,141)	16,968	49,028	(32,060)
Trading account profit (loss):
Unrealized gain (losses) on outstanding derivative positions	(865)	622	(58)	(1,487)	(807)	(265)	(154)	(111)
Realized gain (losses) on closed derivative positions	776	11,623	(7,651)	(10,847)	8,427	13,330	(17,578)	30,908
Total trading account (loss) profit	(89)	12,245	(7,709)	(12,334)	7,620	13,065	(17,732)	30,797
Total mortgage banking activities	$18,896	$18,085	$21,847	$811	$(2,951)	$57,281	$60,418	$(3,137)

Other Service Fees				Variance
	Quarters ended			Q3 2013 vs.	Q3 2013 vs.	Nine months ended		Variance
(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12	Q2 2013	Q3 2012	30-Sep-13	30-Sep-12	2013 vs. 2012
Other service fees:
Debit card fees	$11,005	$10,736	$10,752	$269	$253	$32,138	$33,223	$(1,085)
Insurance fees	13,255	12,465	12,322	790	933	37,793	36,775	1,018
Credit card fees	16,890	16,406	15,623	484	1,267	48,981	44,383	4,598
Sale and administration of investment products	8,981	10,243	9,511	(1,262)	(530)	27,941	28,045	(104)
Trust fees	4,148	4,154	3,977	(6)	171	12,760	12,127	633
Processing fees	-	-	1,406	-	(1,406)	-	4,819	(4,819)
Other fees	4,305	4,878	4,363	(573)	(58)	13,946	13,210	736
Total other service fees	$58,584	$58,882	$57,954	$(298)	$630	$173,559	$172,582	$977

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table G - Loans and Deposits
(Unaudited)

Loans - Ending Balances
				Variance
(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12	Q3 2013 vs. Q2 2013	Q3 2013 vs. Q3 2012
Loans not covered under FDIC loss sharing agreements:
Commercial	$9,845,477	$9,917,840	$9,628,631	$(72,363)	$216,846
Construction	293,220	297,010	258,453	(3,790)	34,767
Legacy [1]	235,645	262,228	465,848	(26,583)	(230,203)
Lease financing	539,290	538,348	538,014	942	1,276
Mortgage	6,613,133	6,603,587	6,022,422	9,546	590,711
Consumer	3,900,418	3,902,646	3,840,485	(2,228)	59,933
Total non-covered loans held-in-portfolio	$21,427,183	$21,521,659	$20,753,853	$(94,476)	$673,330
Loans covered under FDIC loss sharing agreements	3,076,009	3,199,998	3,903,867	(123,989)	(827,858)
Total loans held-in-portfolio	$24,503,192	$24,721,657	$24,657,720	$(218,465)	$(154,528)
Loans held-for-sale:
Commercial	$-	$2,594	$17,696	$(2,594)	$(17,696)
Construction	-	-	88,030	-	(88,030)
Legacy [1]	1,680	1,680	3,107	-	(1,427)
Mortgage	122,852	186,578	228,216	(63,726)	(105,364)
Total loans held-for-sale	$124,532	$190,852	$337,049	$(66,320)	$(212,517)
Total loans	$24,627,724	$24,912,509	$24,994,769	$(284,785)	$(367,045)
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

Deposits - Ending Balances
				Variance
(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12	Q3 2013 vs. Q2 2013	Q3 2013 vs. Q3 2012
Demand deposits [1]	$6,410,458	$6,655,895	$6,091,400	$(245,437)	$319,058
Savings, NOW and money market deposits (non-brokered)	11,335,441	11,253,707	11,046,595	81,734	288,846
Savings, NOW and money market deposits (brokered)	552,053	509,415	455,309	42,638	96,744
Time deposits (non-brokered)	6,181,676	6,299,760	6,614,153	(118,084)	(432,477)
Time deposits (brokered CDs)	1,915,426	2,040,651	2,112,042	(125,225)	(196,616)
Total deposits	$26,395,054	$26,759,428	$26,319,499	$(364,374)	$75,555
[1] Includes interest and non-interest demand bearing deposits.

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table H - Non-Performing Assets
(Unaudited)
							Variance
(Dollars in thousands)	30-Sep-13	As a % of loans HIP by category	30-Jun-13	As a % of loans HIP by category	30-Sep-12	As a % of loans HIP by category	Q3 2013 vs. Q2 2013	Q3 2013 vs. Q3 2012
Non-accrual loans:
Commercial	$316,040	3.2%	$323,155	3.3%	$772,217	8.0%	$(7,115)	$(456,177)
Construction	28,782	9.8	44,878	15.1	49,933	19.3	(16,096)	(21,151)
Legacy [1]	24,206	10.3	28,434	10.8	48,735	10.5	(4,228)	(24,529)
Lease financing	3,716	0.7	4,511	0.8	4,837	0.9	(795)	(1,121)
Mortgage	203,208	3.1	171,822	2.6	632,052	10.5	31,386	(428,844)
Consumer	41,621	1.1	41,067	1.1	42,726	1.1	554	(1,105)
Total non-performing loans held-in-portfolio, excluding covered loans	617,573	2.9%	613,867	2.9%	1,550,500	7.5%	3,706	(932,927)
Non-performing loans held-for-sale [2]	2,099		10,697		108,886		(8,598)	(106,787)
Other real estate owned (“OREO”), excluding covered OREO	135,502		158,920		252,024		(23,418)	(116,522)
Total non-performing assets, excluding covered assets	755,174		783,484		1,911,410		(28,310)	(1,156,236)
Covered loans and OREO	188,353		208,993		208,235		(20,640)	(19,882)
Total non-performing assets	$943,527		$992,477		$2,119,645		$(48,950)	$(1,176,118)
Accruing loans past due 90 days or more [3]	$414,189		$414,055		$379,051		$134	$35,138
Ratios excluding covered loans:
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.88%		2.85%		7.47%
Allowance for loan losses to loans held-in-portfolio	2.46		2.46		3.07
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	85.19		86.14		41.04
Ratios including covered loans:
Non-performing assets to total assets	2.62%		2.71%		5.81%
Non-performing loans held-in-portfolio to loans held-in-portfolio	2.64		2.59		6.63
Allowance for loan losses to loans held-in-portfolio	2.62		2.57		3.09
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	99.53		99.31		46.61
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[2] Non-performing loans held-for-sale as of September 30, 2013 consisted of $1.7 million in legacy loans and $0.4 million in mortgage loans (June 30, 2013 - $3 million in commercial loans, $2 million in legacy loans and $6 million in mortgage loans; September 30, 2012 - $88 million in construction loans, $18 million in commercial loans, $3 million in legacy loans and $53 thousand in mortgage loans).
[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to nonperforming since the principal repayment is insured. These balances include $113 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of September 30, 2013.

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table I - Activity in Non-Performing Loans
(Unaudited)

Commercial loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-13			30-Jun-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$199,720	$123,435	$323,155	$186,808	$133,979	$320,787
Plus:
New non-performing loans	40,257	17,898	58,155	59,736	15,763	75,499
Advances on existing non-performing loans	-	304	304	-	1,226	1,226
Other	-	-	-	-	4,310	4,310
Less:
Non-performing loans transferred to OREO	(811)	(1,036)	(1,847)	(2,191)	(532)	(2,723)
Non-performing loans charged-off	(17,773)	(9,572)	(27,345)	(32,511)	(9,890)	(42,401)
Loans returned to accrual status / loan collections	(16,824)	(19,073)	(35,897)	(12,122)	(18,827)	(30,949)
Loans transferred to held-for-sale	-	(485)	(485)	-	(2,594)	(2,594)
Ending balance NPLs	$204,569	$111,471	$316,040	$199,720	$123,435	$323,155

Construction loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-13			30-Jun-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$39,044	$5,834	$44,878	$45,036	$5,884	$50,920
Plus:
New non-performing loans	2,000	-	2,000	-	-	-
Less:
Non-performing loans transferred to OREO	(775)	-	(775)	-	-	-
Non-performing loans charged-off	(1,442)	-	(1,442)	(2,175)	-	(2,175)
Loans returned to accrual status / loan collections	(15,808)	(71)	(15,879)	(3,817)	(50)	(3,867)
Ending balance NPLs	$23,019	$5,763	$28,782	$39,044	$5,834	$44,878

Mortgage loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-13			30-Jun-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$144,717	$27,105	$171,822	$572,731	$27,993	$600,724
Plus:
New non-performing loans	93,867	5,265	99,132	98,682	6,888	105,570
Less:
Non-performing loans transferred to OREO	(3,161)	(1,236)	(4,397)	(19,800)	(1,106)	(20,906)
Non-performing loans charged-off	(5,539)	(1,791)	(7,330)	(6,365)	(2,653)	(9,018)
Loans returned to accrual status / loan collections	(52,049)	(3,970)	(56,019)	(50,956)	(4,017)	(54,973)
Loans transferred to held-for-sale	-	-	-	(14,968)	-	(14,968)
Non-performing loans sold[1]	-	-	-	(434,607)	-	(434,607)
Ending balance NPLs	$177,835	$25,373	$203,208	$144,717	$27,105	$171,822
[1] Includes write-downs of $199,502 of loans sold at BPPR during the quarter ended June 30, 2013.

Legacy loans held-in-portfolio:
	Quarter ended			Quarter ended
	30-Sep-13			30-Jun-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$-	$28,434	$28,434	$-	$35,830	$35,830
Plus:
New non-performing loans	-	3,168	3,168	-	4,640	4,640
Advances on existing non-performing loans	-	97	97	-	4	4
Less:
Non-performing loans charged-off	-	(5,013)	(5,013)	-	(5,358)	(5,358)
Loans returned to accrual status / loan collections	-	(2,480)	(2,480)	-	(2,373)	(2,373)
Other	-	-	-	-	(4,309)	(4,309)
Ending balance NPLs	$-	$24,206	$24,206	$-	$28,434	$28,434

Total non-performing loans held-in-portfolio (excluding consumer loans):
	Quarter ended			Quarter ended
	30-Sep-13			30-Jun-13
(In thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Beginning balance NPLs	$383,481	$184,808	$568,289	$804,575	$203,686	$1,008,261
Plus:
New non-performing loans	136,124	26,331	162,455	158,418	27,291	185,709
Advances on existing non-performing loans	-	401	401	-	1,230	1,230
Other	-	-	-	-	4,310	4,310
Less:
Non-performing loans transferred to OREO	(4,747)	(2,272)	(7,019)	(21,991)	(1,638)	(23,629)
Non-performing loans charged-off	(24,754)	(16,376)	(41,130)	(41,051)	(17,901)	(58,952)
Loans returned to accrual status / loan collections	(84,681)	(25,594)	(110,275)	(66,895)	(25,267)	(92,162)
Loans transferred to held-for-sale	-	(485)	(485)	(14,968)	(2,594)	(17,562)
Non-performing loans sold[1]	-	-	-	(434,607)	-	(434,607)
Other	-	-	-	-	(4,309)	(4,309)
Ending balance NPLs	$405,423	$166,813	$572,236	$383,481	$184,808	$568,289
[1] Includes write-downs of $199,502 of loans sold at BPPR during the quarter ended June 30, 2013.

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios
(Unaudited)

	Quarter ended					Quarter ended						Quarter ended
	30-Sep-13					30-Jun-13						30-Sep-12
(Dollars in thousands)	Non-covered loans		Covered loans	Total		Non-covered loans		Covered loans	Total			Non-covered loans		Covered loans	Total
Balance at beginning of period	$528,762		$106,457	$635,219		$583,501		$99,867	$683,368			$648,535		$117,495	$766,030
Provision for loan losses	55,230		17,433	72,663		223,908		25,500	249,408			83,589		22,619	106,208
	583,992		123,890	707,882		807,409		125,367	932,776			732,124		140,114	872,238
Net loans charged-off (recovered):
BPPR
Commercial	16,145		2,533	18,678		29,968		1,108	31,076			37,019		7,013	44,032
Construction	(4,906)		2,893	(2,013)		(2,294)		15,702	13,408			(527)		7,483	6,956
Lease financing	470		-	470		1,213		-	1,213			265		-	265
Mortgage	11,393		1,579	12,972		12,589		2,255	14,844			12,431		736	13,167
Consumer	21,576		57	21,633		19,928		(155)	19,773			21,853		9	21,862
Total BPPR	44,678		7,062	51,740		61,404		18,910	80,314			71,041		15,241	86,282

BPNA
Commercial	4,543		-	4,543		9,808		-	9,808			9,611		-	9,611
Legacy [1]	2,321		-	2,321		(917)		-	(917)			3,952		-	3,952
Mortgage	1,334		-	1,334		3,018		-	3,018			3,541		-	3,541
Consumer	5,016		-	5,016		5,832		-	5,832			7,646		-	7,646
Total BPNA	13,214		-	13,214		17,741		-	17,741			24,750		-	24,750
Total loans charged-off (recovered) - Popular, Inc.	57,892		7,062	64,954		79,145		18,910	98,055			95,791		15,241	111,032
Net write-downs [3]	-		-	-		(199,502)		-	(199,502)			(34)		-	(34)
Balance at end of period	$526,100		$116,828	$642,928		$528,762		$106,457	$635,219			$636,299		$124,873	$761,172

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	1.08%			1.06%		1.47%			1.58%			1.87%			1.82%
Provision for loan losses to net charge-offs [2]	0.95	x		1.12	x	0.69	x		0.82	x		0.87	x		0.96	x

BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.15%			1.11%		1.55%			1.68%			1.92%			1.84%
Provision for loan losses to net charge-offs [2]	1.13	x		1.31	x	1.00	x		1.08	x		0.98	x		1.07	x

BPNA
Annualized net charge-offs to average loans held-in-portfolio				0.91%					1.24%						1.74%
Provision (reversal) for loan losses to net charge-offs				0.36	x				(0.37)		x				0.56	x
[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[2] Excluding provision for loan losses and net write-down related to the asset sale during the quarter ended June 30, 2013.
[3] Net write-downs for the quarter ended June 30, 2013 are related to loans sold.

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED
(Unaudited)

30-Sep-13
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$ 20,836	$ 588	$ -	$ 53,782	$ 1,197	$ 31,662	$ 108,065
Impaired loans	[1]	$ 338,829	$ 27,492	$ 11,597	$ 443,186	$ 3,159	$ 129,859	$ 954,122
Specific ALLL to impaired loans	[1]	6.15%	2.14%	-%	12.14%	37.89%	24.38%	11.33%
General ALLL		$ 136,476	$ 9,032	$ 16,696	$ 107,941	$ 9,494	$ 138,396	$ 418,035
Loans held-in-portfolio, excluding impaired loans	[1]	$ 9,506,648	$ 265,728	$ 224,048	$ 6,169,947	$ 536,131	$ 3,770,559	$ 20,473,061
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.44%	3.40%	7.45%	1.75%	1.77%	3.67%	2.04%
Total ALLL		$ 157,312	$ 9,620	$ 16,696	$ 161,723	$ 10,691	$ 170,058	$ 526,100
Total non-covered loans held-in-portfolio	[1]	$ 9,845,477	$ 293,220	$ 235,645	$ 6,613,133	$ 539,290	$ 3,900,418	$ 21,427,183
ALLL to loans held-in-portfolio	[1]	1.60%	3.28%	7.09%	2.45%	1.98%	4.36%	2.46%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of September 30, 2013, the general allowance on the covered loans amounted to $113 million, while the specific reserve amounted to $4 million.
[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

30-Jun-13
(Dollars in thousands)		Commercial	Construction	Legacy [3]	Mortgage	Lease financing	Consumer	Total [2]
Specific ALLL		$ 18,719	$ 1,401	$ -	$ 53,278	$ 1,399	$ 31,254	$ 106,051
Impaired loans	[1]	$ 334,861	$ 45,376	$ 13,368	$ 435,205	$ 3,818	$ 130,166	$ 962,794
Specific ALLL to impaired loans	[1]	5.59%	3.09%	-%	12.24%	36.64%	24.01%	11.01%
General ALLL		$ 145,762	$ 8,009	$ 19,978	$ 102,702	$ 7,524	$ 138,736	$ 422,711
Loans held-in-portfolio, excluding impaired loans	[1]	$ 9,582,979	$ 251,634	$ 248,860	$ 6,168,382	$ 534,530	$ 3,772,480	$ 20,558,865
General ALLL to loans held-in-portfolio, excluding impaired loans	[1]	1.52%	3.18%	8.03%	1.66%	1.41%	3.68%	2.06%
Total ALLL		$ 164,481	$ 9,410	$ 19,978	$ 155,980	$ 8,923	$ 169,990	$ 528,762
Total non-covered loans held-in-portfolio	[1]	$ 9,917,840	$ 297,010	$ 262,228	$ 6,603,587	$ 538,348	$ 3,902,646	$ 21,521,659
ALLL to loans held-in-portfolio	[1]	1.66%	3.17%	7.62%	2.36%	1.66%	4.36%	2.46%
[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of June 30, 2013, the general allowance on the covered loans amounted to $103 million, while the specific reserve amounted to $3 million.
[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Variance
(Dollars in thousands)	Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL	$ 2,117	$ (813)	$ -	$ 504	$ (202)	$ 408	$ 2,014
Impaired loans	$ 3,968	$ (17,884)	$ (1,771)	$ 7,981	$ (659)	$ (307)	$ (8,672)
General ALLL	$ (9,286)	$ 1,023	$ (3,282)	$ 5,239	$ 1,970	$ (340)	$ (4,676)
Loans held-in-portfolio, excluding impaired loans	$ (76,331)	$ 14,094	$ (24,812)	$ 1,565	$ 1,601	$ (1,921)	$ (85,804)
Total ALLL	$ (7,169)	$ 210	$ (3,282)	$ 5,743	$ 1,768	$ 68	$ (2,662)
Total non-covered loans held-in-portfolio	$ (72,363)	$ (3,790)	$ (26,583)	$ 9,546	$ 942	$ (2,228)	$ (94,476)

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS
(Unaudited)

30-Sep-13
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$ 20,836	$ 588	$ 36,227	$ 1,197	$ 31,338	$ 90,186
General ALLL non-covered loans	82,468	8,718	95,668	9,494	112,839	309,187
ALLL - non-covered loans	103,304	9,306	131,895	10,691	144,177	399,373
Specific ALLL covered loans	1,683	1,944	-	-	-	3,627
General ALLL covered loans	56,813	16,674	32,175	-	7,539	113,201
ALLL - covered loans	58,496	18,618	32,175	-	7,539	116,828
Total ALLL	$ 161,800	$ 27,924	$ 164,070	$ 10,691	$ 151,716	$ 516,201
Loans held-in-portfolio:
Impaired non-covered loans	$ 276,824	$ 21,729	$ 390,319	$ 3,159	$ 127,389	$ 819,420
Non-covered loans held-in-portfolio, excluding impaired loans	5,978,200	230,141	4,953,363	536,131	3,147,132	14,844,967
Non-covered loans held-in-portfolio	6,255,024	251,870	5,343,682	539,290	3,274,521	15,664,387
Impaired covered loans	35,264	-	-	-	-	35,264
Covered loans held-in-portfolio, excluding impaired loans	1,818,587	201,437	965,779	-	54,942	3,040,745
Covered loans held-in-portfolio	1,853,851	201,437	965,779	-	54,942	3,076,009
Total loans held-in-portfolio	$ 8,108,875	$ 453,307	$ 6,309,461	$ 539,290	$ 3,329,463	$ 18,740,396

30-Jun-13
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$ 18,719	$ 1,401	$ 35,715	$ 1,399	$ 30,904	$ 88,138
General ALLL non-covered loans	93,433	7,671	87,200	7,524	109,610	305,438
ALLL - non-covered loans	112,152	9,072	122,915	8,923	140,514	393,576
Specific ALLL covered loans	1,981	750	-	-	-	2,731
General ALLL covered loans	63,576	6,603	27,001	-	6,546	103,726
ALLL - covered loans	65,557	7,353	27,001	-	6,546	106,457
Total ALLL	$ 177,709	$ 16,425	$ 149,916	$ 8,923	$ 147,060	$ 500,033
Loans held-in-portfolio:
Impaired non-covered loans	$ 271,177	$ 39,542	$ 382,398	$ 3,818	$ 127,643	$ 824,578
Non-covered loans held-in-portfolio, excluding impaired loans	6,052,606	216,960	4,931,072	534,530	3,131,734	14,866,902
Non-covered loans held-in-portfolio	6,323,783	256,502	5,313,470	538,348	3,259,377	15,691,480
Impaired covered loans	25,092	-	-	-	-	25,092
Covered loans held-in-portfolio, excluding impaired loans	1,875,378	240,365	999,578	-	59,585	3,174,906
Covered loans held-in-portfolio	1,900,470	240,365	999,578	-	59,585	3,199,998
Total loans held-in-portfolio	$ 8,224,253	$ 496,867	$ 6,313,048	$ 538,348	$ 3,318,962	$ 18,891,478

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$ 2,117	$ (813)	$ 512	$ (202)	$ 434	$ 2,048
General ALLL non-covered loans	(10,965)	1,047	8,468	1,970	3,229	3,749
ALLL - non-covered loans	(8,848)	234	8,980	1,768	3,663	5,797
Specific ALLL covered loans	(298)	1,194	-	-	-	896
General ALLL covered loans	(6,763)	10,071	5,174	-	993	9,475
ALLL - covered loans	(7,061)	11,265	5,174	-	993	10,371
Total ALLL	$ (15,909)	$ 11,499	$ 14,154	$ 1,768	$ 4,656	$ 16,168
Loans held-in-portfolio:
Impaired non-covered loans	$ 5,647	$ (17,813)	$ 7,921	$ (659)	$ (254)	$ (5,158)
Non-covered loans held-in-portfolio, excluding impaired loans	(74,406)	13,181	22,291	1,601	15,398	(21,935)
Non-covered loans held-in-portfolio	(68,759)	(4,632)	30,212	942	15,144	(27,093)
Impaired covered loans	10,172	-	-	-	-	10,172
Covered loans held-in-portfolio, excluding impaired loans	(56,791)	(38,928)	(33,799)	-	(4,643)	(134,161)
Covered loans held-in-portfolio	(46,619)	(38,928)	(33,799)	-	(4,643)	(123,989)
Total loans held-in-portfolio	$ (115,378)	$ (43,560)	$ (3,587)	$ 942	$ 10,501	$ (151,082)

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - U.S. MAINLAND OPERATIONS
(Unaudited)

30-Sep-13
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$ -	$ -	$ -	$ 17,555	$ 324	$ 17,879
General ALLL	54,008	314	16,696	12,273	25,557	108,848
Total ALLL	$ 54,008	$ 314	$ 16,696	$ 29,828	$ 25,881	$ 126,727
Loans held-in-portfolio:
Impaired loans	$ 62,005	$ 5,763	$ 11,597	$ 52,867	$ 2,470	$ 134,702
Loans held-in-portfolio, excluding impaired loans	3,528,448	35,587	224,048	1,216,584	623,427	5,628,094
Total loans held-in-portfolio	$ 3,590,453	$ 41,350	$ 235,645	$ 1,269,451	$ 625,897	$ 5,762,796

30-Jun-13
U.S. Mainland
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$ -	$ -	$ -	$ 17,563	$ 350	$ 17,913
General ALLL	52,329	338	19,978	15,502	29,126	117,273
Total ALLL	$ 52,329	$ 338	$ 19,978	$ 33,065	$ 29,476	$ 135,186
Loans held-in-portfolio:
Impaired loans	$ 63,684	$ 5,834	$ 13,368	$ 52,807	$ 2,523	$ 138,216
Loans held-in-portfolio, excluding impaired loans	3,530,373	34,674	248,860	1,237,310	640,746	5,691,963
Total loans held-in-portfolio	$ 3,594,057	$ 40,508	$ 262,228	$ 1,290,117	$ 643,269	$ 5,830,179

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$ -	$ -	$ -	$ (8)	$ (26)	$ (34)
General ALLL	1,679	(24)	(3,282)	(3,229)	(3,569)	(8,425)
Total ALLL	$ 1,679	$ (24)	$ (3,282)	$ (3,237)	$ (3,595)	$ (8,459)
Loans held-in-portfolio:
Impaired loans	$ (1,679)	$ (71)	$ (1,771)	$ 60	$ (53)	$ (3,514)
Loans held-in-portfolio, excluding impaired loans	(1,925)	913	(24,812)	(20,726)	(17,319)	(63,869)
Total loans held-in-portfolio	$ (3,604)	$ 842	$ (26,583)	$ (20,666)	$ (17,372)	$ (67,383)

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table N - Reconciliation to GAAP Financial Measures
(Unaudited)

(In thousands, except share or per share information)	30-Sep-13	30-Jun-13	30-Sep-12
Total stockholders’ equity	$ 4,393,885	$ 4,195,036	$ 4,068,984
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(647,757)	(647,757)	(647,757)
Less: Other intangibles	(46,892)	(49,359)	(56,762)
Total tangible common equity	$ 3,649,076	$ 3,447,760	$ 3,314,305
Total assets	$ 36,052,116	$ 36,684,594	$ 36,503,366
Less: Goodwill	(647,757)	(647,757)	(647,757)
Less: Other intangibles	(46,892)	(49,359)	(56,762)
Total tangible assets	$ 35,357,467	$ 35,987,478	$ 35,798,847
Tangible common equity to tangible assets	10.32%	9.58%	9.26%
Common shares outstanding at end of period	103,327,146	103,276,131	103,097,143
Tangible book value per common share	$ 35.32	$ 33.38	$ 32.15

(In thousands)	30-Sep-13	30-Jun-13	30-Sep-12
Common stockholders’ equity	$ 4,343,725	$ 4,144,876	$ 4,018,824
Less: Unrealized losses (gains) on available-for-sale securities, net of tax[1]	5,514	(23,990)	(175,769)
Less: Disallowed deferred tax assets[2]	(643,716)	(647,010)	(365,954)
Less: Disallowed goodwill and other intangible assets	(646,464)	(650,452)	(666,166)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,398)	(1,357)	(1,154)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges[3]	216,274	216,823	205,309
Total Tier 1 common equity	$ 3,273,935	$ 3,038,890	$ 3,015,090
Tier 1 common equity to risk-weighted assets	14.20%	13.04%	12.72%

[1] In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

[2] Approximately $160 million of the Corporation’s $844 million of net deferred tax assets at September 30, 2013 (June 30, 2013 - $178 million and $864 million, respectively; September 30, 2012 - $153 million and $546 million, respectively), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $644 million of such assets at September 30, 2013 (June 30, 2013 - $647 million; September 30, 2012 - $366 million) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $40 million of the Corporation’s other net deferred tax assets at September 30, 2013 (June 30, 2013 - $39 million; September 30, 2012 - $27 million) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3] The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Popular, Inc.
Financial Supplement to Third Quarter 2013 Earnings Release
Table O - Financial Information - Westernbank Covered Loans
(Unaudited)

Revenues
	Quarters ended
(In thousands)	30-Sep-13	30-Jun-13	Variance
Interest income on covered loans	$71,631	$70,136	$1,495
FDIC loss share expense:
Amortization of indemnification asset	(37,681)	(38,557)	876
80% mirror accounting on credit impairment losses [1]	13,946	25,338	(11,392)
80% mirror accounting on discount accretion on unfunded commitments	(87)	(193)	106
80% mirror accounting on reimbursable expenses	25,641	12,131	13,510
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(11,533)	(2,168)	(9,365)
Change in true-up payment obligation	(5,322)	(476)	(4,846)
Other	170	170	-
Total FDIC loss share expense	(14,866)	(3,755)	(11,111)
Other non-interest income	109	242	(133)
Total revenues	56,874	66,623	(9,749)
Provision for loan losses	17,433	25,500	(8,067)
Total revenues less provision for loan losses	$39,441	$41,123	$(1,682)
[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Quarterly average assets
	Quarters ended
(In millions)	30-Sep-13	30-Jun-13	Variance
Covered loans	$3,119	$3,269	$(150)
FDIC loss share asset	1,348	1,376	(28)

Activity in the carrying amount and accretable yield of covered loans accounted for under ASC 310-30
	Quarters ended
	30-Sep-13		30-Jun-13
(In thousands)	Accretable yield	Carrying amount of loans	Accretable yield	Carrying amount of loans
Beginning balance	$1,379,612	$3,012,866	$1,372,135	$3,157,663
Accretion	(68,529)	68,529	(62,536)	62,536
Changes in expected cash flows	(1,465)	-	70,013	-
Collections / charge-offs	-	(190,346)	-	(207,333)
Ending balance	1,309,618	2,891,049	1,379,612	3,012,866
Allowance for loan losses - ASC 310-30 covered loans	-	(108,874)	-	(91,195)
Ending balance, net of allowance for loan losses	$1,309,618	$2,782,175	$1,379,612	$2,921,671

Activity in the carrying amount of the FDIC indemnity asset
		Quarters ended
(In thousands)		30-Sep-13		30-Jun-13
Balance at beginning of period		$1,379,342		$1,380,592
Amortization		(37,681)		(38,557)
Credit impairment losses to be covered under loss sharing agreements		13,946		25,338
Decrease due to reciprocal accounting on the discount accretion on unfunded commitments		(87)		(193)
Reimbursable expenses to be covered under loss sharing agreements		25,641		12,131
Net payments to (from) FDIC under loss sharing agreements		(52,865)		-
Other adjustments attributable to FDIC loss sharing agreements		(3,585)		31
Balance at end of period		$1,324,711		$1,379,342

Activity in the remaining FDIC loss share asset amortization

		Quarters ended
(In thousands)		30-Sep-13		30-Jun-13
Balance at beginning of period		$122,124		$128,682
Amortization		(37,681)		(38,557)
Impact of lower projected losses		38,053		31,999
Balance at end of period		$122,496		$122,124

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications